Prospectus Supplement	Filed pursuant to Rule 424(b)(3) and 424(c)
Registration Statement No. 333-186564

VOLTARI CORPORATION

10,149,824 SHARES OF COMMON STOCK UNDERLYING WARRANTS WITH AN

EXERCISE PRICE EQUAL TO $0.65 PER SHARE

This Prospectus Supplement (the “Prospectus Supplement”) amends our prospectus dated March 27, 2013 (the “Prospectus”) related to 10,149,824 shares of our common stock underlying warrants with an exercise price equal to $0.65 per share, which warrants were issued upon consummation of the rights offering described in the Prospectus.

This Prospectus Supplement is being filed in order to incorporate into and to include in the Prospectus the information set forth in the following Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”), each of which are attached hereto: Current Report on Form 8-K filed by Motricity, Inc. on April 9, 2013; Current Report on Form 8-K filed by Voltari Corporation on April 9, 2013 and Current Report on Form 8-K filed by Voltari Corporation on April 15, 2013. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our common stock is currently traded on the Nasdaq Capital Market, under the symbol “VLTC.” On April 15, 2013, the closing sale price of our common stock was $0.39 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 19 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 16, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2013

Motricity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 West 26th Street

Suite 415

New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)

(212) 792-9671

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 9, 2013, Motricity, Inc. (“Motricity”) and Voltari Corporation (“Voltari”) consummated a transaction intended to protect the long-term value of Motricity’s substantial net operating loss carryforwards. Pursuant to the Agreement and Plan of Reorganization by and between Motricity, Voltari and Voltari Merger Sub, Inc., dated as of February 8, 2013 (the “Agreement and Plan of Reorganization”), Motricity became a wholly owned subsidiary of Voltari, each outstanding share of common stock of Motricity (“Motricity Common Stock”) was converted into the right to receive one share of common stock of Voltari (“Voltari Common Stock”), each outstanding share of preferred stock of Motricity (“Motricity Preferred Stock”) became the right to receive one share of preferred stock of Voltari (“Voltari Preferred Stock”), each outstanding warrant to purchase shares of Motricity Common Stock became the right to receive a warrant to purchase an equivalent number of shares of Voltari Common Stock, and each option to purchase shares of Motricity Common Stock was assumed by Voltari and became exercisable for an equivalent number of shares of Voltari Common Stock (the “Reorganization”). Each share of Voltari Common Stock is subject to certain transfer restrictions (that were not applicable to Motricity) prohibiting transfers having the effect of increasing the ownership of Voltari Common Stock by (i) any person from less than 5% to 5% or more or (ii) any person owning or deemed to own 5% of more of Voltari’s Common Stock (the “Transfer Restrictions”).

The Agreement and Plan of Reorganization was approved and adopted by Motricity’s stockholders at Motricity’s special meeting of stockholders held on April 9, 2013 (the “Special Meeting”).

Upon completion of the Reorganization, Motricity became a wholly owned subsidiary of Voltari, which replaces Motricity as the publicly held corporation. As further described below, it is anticipated that, as of April 10, 2013, shares of Voltari Common Stock will commence trading on the NASDAQ Capital Market under the symbol “VLTC.”

The directors and executive officers of Voltari immediately following the Reorganization are the same individuals who were directors and executive officers of Motricity immediately prior to the Reorganization.

Upon completion of the Reorganization, Voltari Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Votlari is the successor issuer to Motricity.

The foregoing description of the Agreement and Plan of Reorganization and the Transfer Restrictions is qualified in its entirety by reference to the Agreement and Plan of Reorganization and the Amended and Restated Certificate of Incorporation of Voltari Corporation, which are attached hereto as Exhibits 2.1 and 3.1, respectively, and are incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In anticipation of the Reorganization, on March 22, 2013, Motricity notified the NASDAQ Stock Market (“NASDAQ”) that upon completion of the Reorganization each issued and outstanding share of Motricity Common Stock would become the right to receive one share of Voltari Common Stock, and Motricity requested that NASDAQ (i) suspend trading in Motricity Common Stock on the NASDAQ Capital Market under the symbol “MOTR” and (ii) commence trading of shares of Voltari Common Stock on the NASDAQ Capital Market under the symbol “VLTC” as of the open of business on Wednesday, April 10, 2013.

Item 3.03 Material Modification to Rights of Security Holders

The information included above under Item 2.01 to this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders

At the Special Meeting, stockholders voted on the following proposals and cast their votes as described below.

Proposal 1. The Reorganization. The stockholders approved the Agreement and Plan of Reorganization to implement the Reorganization. The votes cast by the stockholders on this proposal are set forth in the following table. On this proposal, each share of Motricity Common Stock was entitled to 1 vote per share and each share of Preferred Stock was entitled to 40 votes per share:

	Votes For	Votes Against	Votes Abstained	Broker Non-Vote
Common	14,109,003	463,669	274,178	9,292,265

Preferred	46,569,080	19,720	0	0

Proposal No 2. Voltari Reverse Stock Split. The stockholders approved an amendment to Voltari’s certificate of incorporation to effect a reverse stock split of outstanding Voltari Common Stock, to be implemented if the board of directors of Voltari determines that a reverse stock split is appropriate in order to regain compliance with NASDAQ’s listing requirements, if the Reorganization is approved and consummated. The votes cast by the stockholders on this proposal are set forth in the following table. Only Motricity Common Stock was entitled to vote:

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
23,342,325	755,433	41,357	0

Proposal No 3. Motricity Reverse Stock Split. The stockholders voted on an amendment to Motricity’s certificate of incorporation to effect a reverse stock split of outstanding Motricity Common Stock, to be implemented if the board of directors of Motricity determines that a reverse stock split is appropriate in order to regain compliance with NASDAQ’s listing requirements, if the Reorganization was not approved or was approved but not consummated. The votes cast by the stockholders on this proposal are set forth in the following table. Only Motricity Common Stock was entitled to vote:

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
14,015,799	769,820	61,231	9,292,265

Proposal 4. Name Change. The stockholders approved an amendment to Motricity’s certificate of incorporation, in the event the Reorganization was not approved or was approved but not otherwise consummated, to change the name of the company from Motricity, Inc. to Voltari Corporation. The votes cast by the stockholders on this proposal are set forth in the following table. On this proposal, each share of Common Stock was entitled to 1 vote per share and each share of Preferred Stock was entitled to 40 votes per share:

	Votes For	Votes Against	Votes Abstained	Broker Non-Vote
Common	11,666,500	256,258	21,745	12,194,612

Preferred	46,569,000	19,720	80	0

Item 7.01. Regulation FD Disclosure.

On April 9, 2013, Voltari and Motricity issued a press release announcing the consummation of the Reorganization. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Limitation on Incorporation by Reference. The information contained in Exhibit 99.1 is being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in this Form 8-K and the press release attached as an exhibit hereto, this Form 8-K and the press release contain forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization by and between Motricity, Inc., Voltari Corporation and Voltari Merger Sub, Inc. dated as of February 8, 2013 (1)

3.1	Amended and Restated Certificate of Incorporation of Voltari Corporation (1)

3.2	Amended and Restated Bylaws of Voltari Corporation (1)

4.1	Specimen Stock Certificate for Voltari Corporation Common Stock (2)

4.2	Specimen Stock Certificate for Voltari Corporation Series J Preferred Stock (2)

4.3	Form of Voltari Corporation Warrant (2)

4.4	Warrant Agreement by and between the Company and American Stock Transfer & Trust Company (3)

99.1	Press Release of Voltari Corporation and Motricity, Inc. dated April 9, 2013

(1)	Filed as an appendix to Amendment No. 4 to Registration Statement on Form S-4 (File No. 333-186564) filed by Voltari Corporation on March 26, 2013.
(2)	Filed as an exhibit to Registration Statement on Form S-4 (File No. 333-186564) filed by Voltari Corporation on February 11, 2013.
(3)	Filed as an exhibit to Current Report on Form 8-K filed by Motricity, Inc. on October 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC.

April 9, 2013	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky Chief Administrative Officer

Exhibit 99.1

Motricity and Voltari Announce Completion of Reorganization Transaction

New York, NY – April 9, 2013 – Voltari Corporation (“Voltari”) and Motricity, Inc. (“Motricity”) today announced the consummation of a Reorganization intended to protect the long-term value of Motricity’s substantial net operating loss carryforwards.

Upon completion of the Reorganization, Motricity became a wholly owned subsidiary of Voltari, which replaces Motricity as a publicly held corporation. It is anticipated that, as of April 10, 2013, shares of Voltari Common Stock will commence trading on the NASDAQ Capital Market under the symbol “VLTC.”

Pursuant to an Agreement and Plan of Reorganization by and between Motricity, Voltari and Voltari Merger Sub, Inc., adopted by Motricity stockholders at a special meeting held on April 9, 2013, Motricity became a wholly owned subsidiary of Voltari, each outstanding share of common stock of Motricity (“Motricity Common Stock”) was converted into the right to receive one share of common stock of Voltari (“Voltari Common Stock”), each outstanding share of preferred stock of Motricity became the right to receive one share of preferred stock of Voltari, each outstanding warrant to purchase shares of Motricity Common Stock became the right to receive a warrant to purchase an equivalent number of shares of Voltari Common Stock, and each option to purchase shares of Motricity Common Stock was assumed by Voltari and became exercisable for an equivalent number of shares of Voltari Common Stock. Each share of Voltari Common Stock is subject to certain transfer restrictions (that were not applicable to Motricity Common Stock) prohibiting transfers having the effect of increasing the ownership of Voltari Common Stock by (i) any person from less than 5% to 5% or more or (ii) any person owning or deemed to own 5% of more of Voltari’s Common Stock.

The directors and executive officers of Voltari immediately following the Reorganization are the same individuals who were directors and executive officers of Motricity immediately prior to the Reorganization.

Upon completion of the Reorganization, Voltari Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Votlari is the successor issuer to Motricity.

About Voltari

Voltari empowers mobile operators, brands and advertising agencies to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, marketing and advertising solutions. Voltari leverages advanced predictive analytics capabilities to deliver the right content, to the right person at the right time. Voltari provides their entire suite of mobile data service solutions through one, integrated, highly scalable managed service platform. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our mobile operator, brand and advertising agency customers. For more information, visit www.voltari.com or follow @voltari on Twitter.

Safe Harbor and Forward-Looking Statements

Statements made in this report and related statements that express Voltari’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements related to whether and when the Voltari Common Stock will trade on NASDAQ. These statements represent beliefs and expectations only as of the date they were made. The Company may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if its beliefs and expectations change. Actual results may differ from those expressed or implied in the forward-looking statements.

Such forward-looking statements involve and are subject to certain risks and uncertainties that may cause our actual results to differ materially from those discussed in a forward-looking statement. These include, but are not limited to the uncertainties described more fully in the Company’s filings with the SEC.

Investor and Media Contact:

Alex Wellins

The Blueshirt Group

(415) 217-5861

alex@blueshirtgroup.com

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2013

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34781	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 West 26th Street

Suite 415

New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)

(212) 792-9671

(Registrant’s Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 9, 2013, Motricity, Inc. (“Motricity”) and Voltari Corporation (“Voltari”) consummated a transaction intended to protect the long-term value of Motricity’s substantial net operating loss carryforwards. Pursuant to the Agreement and Plan of Reorganization by and between Motricity, Voltari and Voltari Merger Sub, Inc., dated as of February 8, 2013 (the “Agreement and Plan of Reorganization”), Motricity became a wholly owned subsidiary of Voltari, each outstanding share of common stock of Motricity (“Motricity Common Stock”) was converted into the right to receive one share of common stock of Voltari (“Voltari Common Stock”), each outstanding share of preferred stock of Motricity (“Motricity Preferred Stock”) became the right to receive one share of preferred stock of Voltari (“Voltari Preferred Stock”), each outstanding warrant to purchase shares of Motricity Common Stock became the right to receive a warrant to purchase an equivalent number of shares of Voltari Common Stock, and each option to purchase shares of Motricity Common Stock was assumed by Voltari and became exercisable for an equivalent number of shares of Voltari Common Stock (the “Reorganization”). Each share of Voltari Common Stock is subject to certain transfer restrictions (that were not applicable to Motricity) prohibiting transfers having the effect of increasing the ownership of Voltari Common Stock by (i) any person from less than 5% to 5% or more or (ii) any person owning or deemed to own 5% of more of Voltari’s Common Stock (the “Transfer Restrictions”).

The Agreement and Plan of Reorganization was approved and adopted by Motricity’s stockholders at Motricity’s special meeting of stockholders held on April 9, 2013 (the “Special Meeting”).

Upon completion of the Reorganization, Motricity became a wholly owned subsidiary of Voltari, which replaces Motricity as the publicly held corporation. As further described below, it is anticipated that, as of April 10, 2013, shares of Voltari Common Stock will commence trading on the NASDAQ Capital Market under the symbol “VLTC.”

The directors and executive officers of Voltari immediately following the Reorganization are the same individuals who were directors and executive officers of Motricity immediately prior to the Reorganization.

Upon completion of the Reorganization, Voltari Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Votlari is the successor issuer to Motricity.

The foregoing description of the Agreement and Plan of Reorganization and the Transfer Restrictions is qualified in its entirety by reference to the Agreement and Plan of Reorganization and the Amended and Restated Certificate of Incorporation of Voltari Corporation, which are attached hereto as Exhibits 2.1 and 3.1, respectively, and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On April 9, 2013, Voltari and Motricity issued a press release announcing the consummation of the Reorganization. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Limitation on Incorporation by Reference. The information contained in Exhibit 99.1 is being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in this Form 8-K and the press release attached as an exhibit hereto, this Form 8-K and the press release contain forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization by and between Motricity, Inc., Voltari Corporation and Voltari Merger Sub, Inc. dated as of February 8, 2013 (1)

3.1	Amended and Restated Certificate of Incorporation of Voltari Corporation (1)

3.2	Amended and Restated Bylaws of Voltari Corporation (1)

4.1	Specimen Stock Certificate for Voltari Corporation Common Stock (2)

4.2	Specimen Stock Certificate for Voltari Corporation Series J Preferred Stock (2)

4.3	Form of Voltari Corporation Warrant (2)

4.4	Warrant Agreement by and between the Company and American Stock Transfer & Trust Company (3)

99.1	Press Release of Voltari Corporation and Motricity, Inc. dated April 9, 2013

(1)	Filed as an appendix to Amendment No. 4 to Registration Statement on Form S-4 (File No. 333-186564) filed by Voltari Corporation on March 26, 2013.
(2)	Filed as an exhibit to Registration Statement on Form S-4 (File No. 333-186564) filed by Voltari Corporation on February 11, 2013.
(3)	Filed as an exhibit to Current Report on Form 8-K filed by Motricity, Inc. on October 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLTARI CORPORATION (Registrant)

April 9, 2013	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky
Chief Administrative Officer

Exhibit 99.1

Motricity and Voltari Announce Completion of Reorganization Transaction

New York, NY – April 9, 2013 – Voltari Corporation (“Voltari”) and Motricity, Inc. (“Motricity”) today announced the consummation of a Reorganization intended to protect the long-term value of Motricity’s substantial net operating loss carryforwards.

Upon completion of the Reorganization, Motricity became a wholly owned subsidiary of Voltari, which replaces Motricity as a publicly held corporation. It is anticipated that, as of April 10, 2013, shares of Voltari Common Stock will commence trading on the NASDAQ Capital Market under the symbol “VLTC.”

Pursuant to an Agreement and Plan of Reorganization by and between Motricity, Voltari and Voltari Merger Sub, Inc., adopted by Motricity stockholders at a special meeting held on April 9, 2013, Motricity became a wholly owned subsidiary of Voltari, each outstanding share of common stock of Motricity (“Motricity Common Stock”) was converted into the right to receive one share of common stock of Voltari (“Voltari Common Stock”), each outstanding share of preferred stock of Motricity became the right to receive one share of preferred stock of Voltari, each outstanding warrant to purchase shares of Motricity Common Stock became the right to receive a warrant to purchase an equivalent number of shares of Voltari Common Stock, and each option to purchase shares of Motricity Common Stock was assumed by Voltari and became exercisable for an equivalent number of shares of Voltari Common Stock. Each share of Voltari Common Stock is subject to certain transfer restrictions (that were not applicable to Motricity Common Stock) prohibiting transfers having the effect of increasing the ownership of Voltari Common Stock by (i) any person from less than 5% to 5% or more or (ii) any person owning or deemed to own 5% of more of Voltari’s Common Stock.

The directors and executive officers of Voltari immediately following the Reorganization are the same individuals who were directors and executive officers of Motricity immediately prior to the Reorganization.

Upon completion of the Reorganization, Voltari Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Votlari is the successor issuer to Motricity.

About Voltari

Voltari empowers mobile operators, brands and advertising agencies to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, marketing and advertising solutions. Voltari leverages advanced predictive analytics capabilities to deliver the right content, to the right person at the right time. Voltari provides their entire suite of mobile data service solutions through one, integrated, highly scalable managed service platform. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our mobile operator, brand and advertising agency customers. For more information, visit www.voltari.com or follow @voltari on Twitter.

Safe Harbor and Forward-Looking Statements

Statements made in this report and related statements that express Voltari’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements related to whether and when the Voltari Common Stock will trade on NASDAQ. These statements represent beliefs and expectations only as of the date they were made. The Company may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if its beliefs and expectations change. Actual results may differ from those expressed or implied in the forward-looking statements.

Such forward-looking statements involve and are subject to certain risks and uncertainties that may cause our actual results to differ materially from those discussed in a forward-looking statement. These include, but are not limited to the uncertainties described more fully in the Company’s filings with the SEC.

Investor and Media Contact:

Alex Wellins

The Blueshirt Group

(415) 217-5861

alex@blueshirtgroup.com

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34781	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 West 26th Street

Suite 415

New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)

(212) 792-9671

(Registrant’s Telephone Number, including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Voltari Corporation (the “Company”) held its Annual Meeting of stockholders on April 15, 2013 (the “Annual Meeting”). At the Annual Meeting, stockholders voted on the following proposals and cast their votes as described below. A more detailed description of each proposal is set forth in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 29, 2013.

Proposal No. 1. Election of Directors. The stockholders elected all of the Board’s nominees for director, to serve until the Company’s next annual meeting of stockholders or until their respective successors are duly elected and qualified, by the votes set forth in the table below:

Name	For	Withheld	Against	Broker Non- Vote
James L. Nelson	10,624,132	405,434	0	27,165,703
Jay A. Firestone	10,516,571	512,995	0	27,165,703
Hunter C. Gary	10,491,160	538,406	0	27,165,703
Brett C. Icahn	10,519,504	510,062	0	27,165,703
Kevin Lewis	10,535,699	493,867	0	27,165,703

Proposal No 2. Ratification of Appointment of Independent Registered Public Accounting Firm. The stockholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, by the votes set forth in the table below:

For	Against	Abstained	Broker Non-Vote
36,507,038	1,586,873	80,155	21,203

Proposal No 3. Advisory Approval of the Company’s Executive Compensation. The stockholders approved a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers, by the votes set forth in the table below:

For	Against	Abstained	Broker Non-Vote
10,336,258	623,090	70,218	27,165,703

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC. (Registrant)

April 15, 2013	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky Chief Administrative Officer